ZONIC CORPORATION
         Park 50 TechneCenter, 50 West TechneCenter Drive
                    Milford, Ohio 45150-9777

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD AUGUST 22, 1997

To the Shareholders of ZONIC CORPORATION:

Notice is hereby given that the Annual Meeting of Shareholders (the "Annual Meeting") of Zonic Corporation, an Ohio corporation, will be held at the Company's principal office, Park 50 TechneCenter, 50 West TechneCenter Drive, Milford, Ohio 45150-9777, on August 22, 1997 at 10:00 a.m., Eastern Daylight Savings Time, for the purpose of considering and acting upon:

1. A proposal to fix the number of directors for the ensuing year at three in number.

2.  A proposal to elect the Board of Directors for the next year.

3. Such other business as may properly be brought before the Annual Meeting or any adjournment(s) thereof.

The Board of Directors has fixed the close of business on July 18, 1997 as the record date for the determination of the shareholders entitled to receive notice of, and to vote at, the meeting and any adjournment(s) thereof, notwithstanding any subsequent transfers of stock.

Your attention is called to the accompanying Proxy and Proxy Statement submitted with this Notice.

A copy of the Company's 1997 Annual Report and Form 10-K Report is being forwarded to you herewith, but it is not deemed to be part of the official proxy soliciting material. If any shareholder fails to receive a copy of same, one may be obtained by writing to the Treasurer of the Company.

BY ORDER OF THE BOARD OF DIRECTORS
James B. Webb, President

Milford, Ohio
July 21, 1997



ALL SHAREHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. WHETHER YOU EXPECT TO ATTEND OR NOT, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE STAMPED ENVELOPE PROVIDED. IN THE EVENT YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.


PROXY STATEMENT

GENERAL INFORMATION

     This Proxy Statement and accompanying proxy are furnished in connection with the solicitation of proxies by Zonic Corporation (hereinafter referred to as the "Company"), for the Annual Meeting of Shareholders of the Company (the "Annual Meeting"), to be held on August 22, 1997. Such solicitation is being made by mail, although the Company may also use its officers and regular employees to solicit proxies from shareholders personally, or by telephone, telegraph or letter. The costs of this solicitation will be borne by the Company. The Company may request nominees and brokers to solicit their principals and customers for their proxies, and in such event the Company may reimburse such nominees and brokers for their reasonable out-of-pocket expenses.
     All shares represented by valid proxies received pursuant to this solicitation, and not revoked, will be voted at the Annual Meeting, and where a specification is made on the proxy, such shares will be voted in accordance with such specification. Unless contrary instructions are given, shares will be voted in favor of the proposals set forth in the accompanying Notice of Meeting and for the nominees for Directors set forth herein and in the discretion of the appointed proxies upon such other matters as may properly come before the meeting. Any proxy may be revoked by the shareholder at any time prior to the voting thereof, by giving written notice to the Company prior to the Annual Meeting or by giving oral notice to the Company at the Annual Meeting.
     The Board of Directors has fixed the close of business on July 18, 1997 as the record date (the "Record Date") for the determination of the shareholders entitled to receive notice of, and to vote at, the Annual Meeting and at any adjournment(s) thereof, notwithstanding any subsequent transfers of stock.


OUTSTANDING VOTING SECURITIES

     On July 18, 1997, there were 3,044,136 outstanding shares of the Company's common stock without par value ("Common Stock") each of which is entitled to one vote on each matter to be considered at the Annual Meeting. The Company has no other class of securities outstanding which has voting rights. The presence either in person or by proxy of the persons entitled to vote a majority of the Common Stock is necessary for a quorum for the transaction of business at the Annual Meeting.

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock (its only outstanding voting securities on July 18, 1997) (i) by each person who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) by each Director that owns Common Stock, (iii) by the executive officer named in the Summary Compensation Table in this Proxy Statement and (iv) by all Directors and Officers of the Company as a group.

    Name of Beneficial       Amount & Nature
    Owner or Identity         of Beneficial           Percent
        of Group                Ownership           of Class (1)
----------------------------------------------------------------------------
A&D Co. of Japan               	869,560(2)            	28.6%(2)
Daihatsu-Nissay
Ikebukuro Bldg.
3-23-14 Higashi-Ikebukuro
Toshima-ku, Tokyo 170, Japan

Shoiche Sekine                	869,560(3)            	28.6%(3)
c/o A&D Co. of Japan
Daihatsu-Nissay
 Ikebukuro Bldg.
3-23-14 Higashi-Ikebukuro
Toshima-ku, Tokyo 170, Japan

Gerald J. Zobrist             	688,480(4)             20.8%(4)
2900 Eight Mile Road
Cincinnati, Ohio 45244

CapTec Corporation            	395,480(5)            	13.0%(5)
2900 Eight Mile Road
Cincinnati, Ohio 45244

James B. Webb                 	145,650(6)             	5.0%(6)

All Directors and Executive 	1,826,340(7)            	52.0%(7)
Officers as a Group
(5 in number)


 (1) Percentages are based on an aggregate of 3,044,136 shares of Common Stock outstanding as of the Record Date. Shares of Common Stock subject to options exercisable within 60 days of the Record Date under the Company's stock option plans are deemed outstanding for computing the percentage of class of the person holding such option but are not deemed outstanding for computing the percentage of class for any other person. See footnotes (4),
(5), (6) and (7) below.

(2) Does not include a stock option granted to A&D for 1,000,000 shares, as consideration for making loans, and guaranteeing bank loans, to the Company. See "Related Party Transactions" for a discussion of this option.

(3) These shares represent the shares owned by A&D. Mr. Sekine, [Internal Auditor and minority owner of A&D] and a director and executive officer of the Company, does not individually own any shares of the Company and disclaims beneficial ownership of the shares held by A&D.

(4) Includes 395,480 shares held by CapTec Corporation, a company of which Mr. Zobrist is the president, a director, and together with his spouse owns all of the outstanding stock, 252,500 shares subject to currently exercisable options and 40,500 shares held in trust for his minor children. Percentage outstanding is based on 3,044,136 presently outstanding shares plus the 252,500 shares subject to options.

(5)  Excludes shares beneficially owned by Mr. Zobrist and his spouse.

(6) Includes 15,000 shares held by Mr. Webb's wife and 128,750 shares subject to presently exercisable options. Percentage is based on 3,044,136 presently outstanding shares plus the 128,750 shares subject to options.

(7) Includes 35,800 shares owned of record and beneficially, 1,320,540 shares held by wives, corporations, minor children or held in trust for minor children, and 470,000 options which are presently exercisable or exercisable within 60 days of the Record Date held by five officers and directors. Percentages are based on presently outstanding shares of 3,044,136 plus 470,000 shares subject to options.

None of the above persons have shared voting or investment powers with regard to their shares of Common Stock.


FIXING NUMBER OF DIRECTORS

At the Annual Meeting, shareholders will vote on a proposal to fix the number of Directors of the Company for the ensuing year at three (3) in number. The affirmative vote of the holders of a majority of the shares of Common Stock which are represented at the meeting in person or by proxy and entitled to vote will be necessary to approve this proposal. Management recommends that shareholders vote FOR the foregoing resolution.


ELECTION OF DIRECTORS

At the meeting, Directors of the Company are to be elected to serve for the ensuing year and until their respective successors are elected and qualified.
 The existing three members of the Board of Directors will be nominees for Directors (see below). The shares represented by the enclosed Proxy will be voted for the election as Directors of the three nominees named below unless otherwise indicated on the Proxy. If any nominee becomes unavailable for any reason or if a vacancy should occur before the election (which events are not anticipated), the shares represented by the enclosed Proxy may be voted for such other persons as may be determined by the holders of such proxies.

Information Concerning Nominees
The information appearing in the following table with respect to age and principal occupation has been furnished to the Company by the nominees.

Name           Age      Business Experience for Past Five Years

James B. Webb     40    President and Chief Executive Officer of the Company
                        since December 31, 1995. Treasurer of the Company since September 1994. Secretary of the Company from September 1993 to February 1996. Senior Vice
                        President of the Company from July 1989 to February
                        1996.  Director of the Company since 1985.

Shoiche Sekine    65    Director of the Company since 1988.  Director of A&D
                        Co., Ltd., Tokyo, Japan, a manufacturer of electronic measurement instrumentation, from 1985 until June
                        1997. Executive Vice-President of the Company since
                        December 1992 and Secretary since February 1996.

Gerald J. Zobrist 54    President and Owner of CapTec Corporation(Acquisition
                        and Investment Company). Director of the Company since 1970. President and Chief Executive Officer of the Company from June 1970 until December 31, 1995.

None of the Directors are related.

The Board of Directors does not have standing audit, nominating or compensation committees or committees performing similar functions.

During the fiscal year ended March 31, 1997, four meetings of the Board of Directors were held. All existing Directors attended the meetings during the period for which they were Directors.


EXECUTIVE OFFICERS OF THE COMPANY

The executive officers of the Company are as follows:

Name               Age  Business Experience for Past Five Years
------------------------------------------------------------------------------

James B. Webb      40   President and Chief Executive Officer of the Company
                        since December 31, 1995. Treasurer of the Company since September 1994. Secretary of the Company from September 1993 to February 1996. Senior Vice
                        President of the Company from July 1989 to February
                        1996.  Director of the Company since 1985.

Shoiche Sekine     65   Executive Vice-President of the Company since December
                        1992 and Secretary since February, 1996. Director of the Company since 1988.

Dale R. Nieman     50   Vice-President of the Company since 1985; Assistant
                        Treasurer since February, 1996.

Robert L. Goelz II 49   Vice-President of the Company since November 22, 1996.
                        Account executive for Wonderware Corporation from May
                        1995 until November 1996.  Director of Marketing and
                        Sales for Crisp Automation Division of Square D Co.
                        Inc. from February 1990 until May 1995.


EXECUTIVE COMPENSATION

Report of the Board on Executive Compensation
     The Company's Board of Directors does not have a Compensation Committee but rather, the entire Board establishes the policies and procedures, as well as amounts of compensation, for all executive officers of the Company. The Company's compensation package for its executive officers consists of one or more of the following: base salary, annual performance-based bonus and stock option grants. In setting compensation levels the Board considers various factors including salary levels of similarly situated executive officers at comparable companies, the achievement of performance targets taking into consideration competitive and economic conditions, and the Company's current adverse financial condition.
     The Board reviewed compensation for all of the Company's executive officers and there were no salary increases during fiscal 1997. The lack of salary increases were in recognition of cash flow problems of the Company rather than any dissatisfaction with officer performance. No bonus was paid to any executive officer for fiscal 1997.

Board of Directors

Gerald J. Zobrist     James B. Webb     Shoiche Sekine

Summary
     The following table is a summary of certain information concerning the compensation awarded or paid to, or earned by, the Company's chief executive officer and any executive officer of the Company whose compensation exceeded $100,000 during the last fiscal year (the "Named Executive Officer").

Summary Compensation Table

                             Annual Compensation      Long Term Compensation
                                                      Securities    All Other
Name and                      Salary      Bonus                    Underlying
                                                                 Compensation
Principal Position   Year     ($)(1)      ($)           Options       ($)(2)
-----------------------------------------------------------------------------
James B. Webb,
   President and    1997   110,000   -0-                    -0-	        1,650
   Chief Executive  1996   103,475   -0-                 55,000         1,104
   Officer          1995    98,600   -0-                    -0-         1,612

(1) Includes amounts deferred at the direction of the executive officer pursuant to the Company's 401(k) Retirement Plan.
(2) Amounts shown represent the Company's contribution for the executive officer to the Company's 401(k) Retirement Plan.

     No options were granted to the Named Executive Officer during the 1997 fiscal year pursuant to the Company's stock option plans.
     No options were exercised by the Named Executive Officer during fiscal
1997.

Other Compensation
Directors of the Company receive no compensation for their services as Directors.

Insider Participation in Compensation Determinations
     The Board of Directors is responsible for executive compensation decisions. Mr. Webb serves on the Board and is the President and Chief Executive Officer of the Company. Mr. Sekine is a director and the Executive Vice-President and Secretary of the Company. He is also a minority owner and Internal Auditor of A&D Company, Ltd. of Tokyo, Japan ("A&D"), a company which, as of the Record Date, owns 28.6% of the Company. The Company has in place a policy that no director shall participate in determinations of his own compensation. See "Related Party Transactions".

Financial Performance
The graph below summarizes the cumulative return experienced by the Company's shareholders over the fiscal years ended 1993 through 1997, compared to the NASDAQ Market Index U.S. and the S&P HighTech Composite Index.

                          Stock Performance Chart

             Comparison of Five Year Cumulative Total Return*
          Among Zonic Corporation, the NASDAQ Stock Market-US Index and the S & P Technology Sector Index

                                    ZNIC

                                          Cumulative Total Return

                                Mar-92  Mar-93  Mar-94  Mar-95  Mar-96  Mar-97
Zonic Corporation - ZNIC           100      45      10      15      11      10
NASDAQ Stock Market (US) - INAS    100     115     124     138     187     208
S & P Technology Sector - ITES     100     110     129     164     221     299

* $100 invested on 3/31/92 in stock or index - including reinvestment of dividends. Fiscal Year ending March 31.


RELATED PARTY TRANSACTIONS

     In February 1988, the Company became affiliated with A&D, a Japanese instrument manufacturing company, by reason of A&D's purchase on that date of 86,956 shares of the Company's Preferred Stock for approximately $2,000,000. The Preferred Stock was converted on March 31, 1991 into 869,560 Common Shares.
     In February 1988, the Company appointed A&D as the Company's exclusive marketing agent for the distribution of the Company's products in Japan pursuant to an agreement which is terminable by either party upon 60 days prior written notice. Total revenues related to products sold to A&D were $113,914 for the year ended March 31, 1997. The Company sells its products to A&D at discounts which vary by product. These discounts are a vendor-to-agent discount and not a discount to the end-user. Generally, the discount rates made available to A&D for specific products are greater than the discount rates made available to non-affiliated international sales agents in other countries because of the significance of the Japanese market and because A&D, as a manufacturer of similar products, has significantly more technical expertise than other agents currently used by the Company. Accordingly, A&D can provide installation and more technical services to the end user, which reduces the Company's selling expenses. The Company believes that the terms made available to A&D as an international sales agent are fair and are not more favorable than the terms that would be made available to a non-affiliated sales agent in a similar market and with similar technical expertise.
     In October 1988, Zonic A&D Company ("Zonic A&D"), a sales and marketing joint venture was formed with A&D Engineering, Inc., a California subsidiary of A&D. The joint venture marketed and sold all of the Company's products and A&D's spectrum analysis instruments in the Western Hemisphere. Each company had a 50% ownership in the joint venture which was based on a five-year renewable agreement which provided for equal sharing of profits and losses, sharing of expenses and all other respects except for A&D's funding obligations. The Company provided Zonic A&D office space on a rent-free basis. During 1997, the Company and A&D agreed to dissolve Zonic A&D to simplify operations and reduce operating costs. All daily operations were merged into the Company on April 1, 1997 and Zonic A&D will be dissolved in fiscal 1998.
     A&D loaned $2,801,500 to the joint venture to finance start-up costs and operations. A&D also paid the Company a promotional fee of $500,000 to offset the Company's 50% share of the start-up losses from the joint venture and the Company loaned said amount to the joint venture. Beginning April 1, 1990, Zonic A&D accrued interest to the Company and A&D of 4% per annum on the loans each have made to Zonic A&D, to be paid upon termination of the joint venture.
 During fiscal 1995, Zonic A&D repaid notes payable to A&D totaling $2,691,500. The source of funds for the repayment was a capital contribution from A&D Engineering, Inc. The remaining notes payable and unpaid interest to A&D and to the Company were forgiven and contributed as capital.
     In February 1991, the Company and A&D founded Zonic A&D Limited, a United Kingdom corporation, for the purpose of marketing and selling the Company's products and A&D's spectrum analysis instruments in the European Community. Each partner had a 50% ownership interest and shared the results of the operation equally. The Company contributed capital and made a loan totaling $485,000 and recognized losses to the extent of its investment in Zonic A&D Limited. No losses have been recorded by the Company since 1992. Due to continuing losses, the partners of Zonic A&D Limited liquidated the company in 1997 and now distribute products in this market directly from their respective operations.
     In December 1992, the Company entered into a Credit Agreement and related agreements (collectively the "Credit Agreement") with A&D, whereby the Company has borrowed up to $2,480,000 from A&D. A&D has also guaranteed third party loans pursuant to the Credit Agreement. Interest on each of the loans made pursuant to the Credit Agreement bears interest at a fluctuating interest rate per annum equal to prime plus one percent. Borrowings by the Company under the Credit Agreement at March 31, 1997 consist of $2,600,000 in bank loans guaranteed by A&D, and $605,000 in loans due A&D. The amount of bank loans guaranteed by A&D under the Credit Agreement was reduced to $1,100,000 in June, 1997.
     As consideration for the making of loans and issuance of guaranties under the Credit Agreement by A&D, the Company granted A&D a stock option (the "Option") to purchase 1,000,000 shares of the Common Stock at a purchase price of $2.00 per share. The Option is currently exercisable and expires on June 30, 2004. The Credit Agreement is collateralized by all the assets of the Company and contains several negative covenants that the Company must comply with including restrictions on assuming additional indebtedness and the issuance of stock options to directors and officers. The Credit Agreement provides that A&D will be able to exercise significant influence on the Company's operations and policies.
     Lastly, as a condition to entering into the Credit Agreement with A&D, the Company executed an Initial Release to discharge A&D and its affiliates from any and all prior and future causes of action or damages the Company may have against A&D except for claims arising in respect of the failure of A&D to perform existing written agreements between the parties and any release of causes of action which are otherwise prohibited by law. Under the Credit Agreement, a Subsequent Release from liability is required to accompany each written notice to A&D for a draw or guarantee. The Subsequent Release discharges A&D and its affiliates from all causes of action that may arise out of the Credit Agreement up to the date of that advance, but not for any failure of A&D to perform its obligations under the Credit Agreement and any release of causes of action which are otherwise prohibited by law.
     In 1994, the Company assumed a $90,000 short-term loan due A&D from Zonic A&D which is not part of the Credit Agreement. The loan bore interest at 4% and was paid on December 31, 1996.
     In February 1995, A&D also guaranteed a $600,000 short-term bank loan of the Company which was used to extinguish $2,422,879 of the Company's then existing short-term bank debt and interest. This short-term loan bears interest at 1.5% over the federal funds rate adjusted and payable on a quarterly basis. The due date has been extended to September 15, 1997.
     Effective December 31, 1996, the Company sold its Zeta technology and software (the "Zeta Technology") to A&D pursuant to a Confidential "Zeta Technology" Sale Agreement between A&D and the Company dated December 31, 1996, and related letters (the "Zeta Sale Agreement"). The principal assets disposed of included the core software (inclusive of its micro code), all the application software and associated techniques and know-how employed within the collection of software that the Company has developed and designed for its System 7000 and WS 7000 product lines. This includes the Zeta phased sine, Zeta data manager, Zeta intensity and Zeta rotating machinery software. Under the terms of the Zeta Sale Agreement, the Company retains the right to distribute the Zeta Technology internationally in exchange for a royalty payment to A&D in the amount of 15% of the proceeds of the sale of the Zeta products.
     Proceeds from the sale of the Zeta Technology were $3.6 million, and consisted of (i) two notes receivable, one in the amount of $900,000 due on March 31, 1997, which was paid in full, and one in the amount of $1.5 million due on June 30, 1997, which was paid in full, the proceeds of which were used to pay down the Company's outstanding bank debt; (ii) a $648,000 set-off against accounts payable and accrued interest owed to A&D by the Company; and
(iii) a $570,000 set-off against loans A&D extended to the Company under the Credit Agreement and otherwise. The purchase price was determined through negotiations between the Company and A & D over a period of six months with the Company's objective being obtaining the highest price possible.
     On February 27, 1997, the Company sold its Xcite Product line including substantially all of the related assets to Xcite Systems Corporation.
Proceeds from the sale include $70,000 cash and royalties on future sales of the Xcite products by Xcite Systems Corporation (not to exceed $110,000). In connection with this sale, the Company may not engage in the excitation business for a period of 15 years from the date of the sale, and the Company granted Xcite Systems Corporation a nonexclusive right to use the "Zonic" mark in their promotional material for two years from the sale. Gerald J. Zobrist, a Director of the Company, is an officer, director and controls 100% of the stock of a corporation owning 50% of Xcite Systems Corporation's stock. The purchase price was determined through competitive bidding by three companies, including Xcite Systems Corporation. In determining which offer to accept, the Company considered the following factors: (i) the financial and technical capability of the bidder to support existing customers and fulfill future orders, (ii) the price and payment terms offered by the bidder, (iii) how quickly the purchase could be effected and (iv) conditions imposed on the sale by the bidder. Xcite Systems Corporation was selected because it satisfied more of the above-listed factors than the other bidders.
     Except as otherwise noted, with respect to each of the foregoing related party transactions, it is the opinion of management of the Company that said transactions were upon terms as favorable to the Company as those which could have been secured from non-affiliated parties.
     In fiscal 1996, Mr. Zobrist resigned as President, CEO and all other positions with the Company and its affiliates, except he continues to be a director of the Company. As severance, he received $125,000 in bi-monthly installments of $5,000 each, of which $105,000 was paid in fiscal 1997. The Company continued his coverage under its health insurance plan through March, 1996 after which he became eligible for COBRA benefits at his own expense, and transferred certain office furnishings to him without cost. Mr. Zobrist agreed to surrender to the Company 50,000 shares of his Common Stock without consideration. The Company paid for the auto previously furnished to him through September, 1996.


COMPLIANCE WITH SECTION 16(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of the Common Stock, to file with the Securities and Exchange Commission initial reports of stock ownership and reports of changes in stock ownership. Due to administrative oversight, Mr. Robert L. Goelz, II, the Vice President of Sales and Marketing, filed a late Form 3 reporting his ownership of stock options granted in fiscal 1997.


OTHER MATTERS

     Management does not know of any other matters which may come before the meeting. However, if any other matters are properly presented to the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying Proxy to vote, or otherwise act, in accordance with their judgment on such matters.
     Deloitte & Touche LLP, the Company's independent public accountants for the most recent fiscal year, will again act as the Company's accountant for the current fiscal year. A representative of Deloitte & Touche LLP will be present at the annual meeting of shareholders and shall have the opportunity to make a statement if he desires to do so, and the representative will be available to respond to appropriate questions from shareholders.


SHAREHOLDER PROPOSALS

     Proposals intended to be presented by shareholders at the next annual meeting of the Company must be received by the Company, to be considered for inclusion in any proxy material, not later than February 10, 1998, at the Company's offices at Park 50 TechneCenter, 50 West TechneCenter Drive, Milford, Ohio 45150-9777.

BY ORDER OF THE BOARD OF DIRECTORS
James B. Webb, President

Milford, Ohio
July 21, 1997